Exhibit 99.2
2Q06 Earnings Conference Call
August 8, 2006
Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2005, and subsequent Form 10-Q filings.
John Elms
Thank you, operator.
Thank you for joining SpectraLink’s conference call and webcast for the second quarter of 2006. I am joined by Ernie Sampias, SpectraLink’s CFO, who will provide you with financial details from the quarter after my introductory remarks.
Before I begin, I want to remind you that this discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2005 Form 10-K, filed with the Securities and Exchange Commission on March 16, 2006, and in our Form 10-Q for the quarterly period ended March 31, 2006, filed with the Securities and Exchange Commission on May 15, 2006, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.
The second quarter of 2006 was a productive one for SpectraLink as we continued to execute on our plans to transform the company into a global player with an updated suite of products. We ended the June 30 quarter with $35.3 million in revenue, totaling $69.3 million for the first half of the year. Before I provide color on the events of the quarter, I’d like to share some thoughts on our current strategy.
As we look at the market, we see three pillars that will be integral to our future success. I’ll highlight these and will address each of the three areas in more detail as I go through my comments.

First, we will continue to focus on our core vertical markets including healthcare, retail, manufacturing and hospitality, and increasingly focus on system versus component sales with application integration as the means to penetrate deeper into those core vertical markets.
Second, we will leverage our standards-plus wireless voice expertise and intellectual property in order to expand the market and participate in client convergence by licensing our technology to enable enterprise-grade voice on third-party mobile devices.
And finally, we will continue to leverage the adoption of the general enterprise through OEM versions of our products in partnership with the leading worldwide telecommunications manufacturers.
At the same time, as the face of wireless telephony evolves, we are closely monitoring market trends and are confident that we are appropriately positioning SpectraLink to address those trends. For example, a year ago all the major players were announcing dual-mode and multi-mode partnerships. That talk has significantly diminished and we still don’t see much in the way of actual products shipping. It is interesting to note that some of the relationships announced last year to pursue dual-mode phones have since dissolved.
However, general interest in dual-mode cell phones continues, and we are committed to helping serve our customers who have a business need for these devices. Our protocol work on the Windows mobile platform and on Symbian, through our Nokia Forum Pro participation, is fundamental to these efforts. While we continue to see a vibrant and long-term future for single-mode devices, we are actively participating in discussions with other vendors on how best to equip devices with multimode technology to address the full range of our customers’ requirements.
Now, to turn to the events of the quarter, we began shipping our proprietary Link 6020 Wireless Telephones in June. Market reaction has been enthusiastic and quarterly demand outstripped our initial production capabilities. As such, we ended the quarter with $1.3 million worth of orders in backlog. While SpectraLink is typically a book-and-ship company that does not carry an appreciable backlog, we believe, that in this case, it reflects well on the market potential for our largest-ever initiative targeting our existing installed base of approximately half a million units and the associated revenue opportunity going forward.
As we look at quarterly product mix, we saw that, for the third straight quarter, NetLink Wi-Fi product sales exceeded Link product sales. Even though sales into our OEM channels were down slightly from last quarter, and wireless LAN uptake in the enterprise is still not at the levels predicted for 2006, we believe the continued shift in mix toward NetLink sales indicates that broad wireless LAN deployments are finally on the rise. We view this as positive for continued strong NetLink sales going forward.
KIRK telecom revenues for the second quarter were about as expected. We saw significant growth in run-rate business when we take into account a year-over-year decline of more than $3 million in business from their largest North American OEM in Q2. We have also seen traction with our DECT product in the US, though this technology is still relatively new to the market. Most notably, we’ve closed deals in several of our key vertical markets including healthcare, retail and education.

Both the KIRK scantel consumer unit and our international Wi-Fi businesses were soft in the quarter as we had guided they might be, partially attributable to the new Restriction of Hazardous Substances, or RoHS, regulations that went into affect on July 1 of this year. The Wi-Fi business was particularly affected by considerable weakness in the international OEM channel as we believe our partners were focused on moving their non-RoHS compliant inventories.
The integration of KIRK with SpectraLink is progressing nicely. When we announced the acquisition last December, I told you we would both preserve the existing value of the two companies and create incremental value through technology sharing and the worldwide distribution of the merged product lines. I mentioned earlier in this call the success we’re seeing with DECT in the U.S. In addition, we have signed on several of KIRK telecom’s largest international distributors including TIPTEL, COMplus and Wavelink Communications as distributors of NetLink Wireless Telephones. These distributors dramatically expand our reach into the European and Asia-Pacific markets. As such, our distribution model for the combined companies continues to expand.
I noted the importance of vertical markets to our overall strategy. We remain the leader for workplace wireless telephony in each of our core vertical markets, and this quarter I’d like to call out the hospitality market specifically. We are continuing to execute on our plan to increase our penetration of this growing segment. We recently announced reseller agreements with two of the industry’s leading broadband Internet access providers, iBAHN and StayOnline. Through these partnerships, we see opportunities at nearly 3,000 hotel properties worldwide. We are also pursuing relationships with other providers to increase our reach in this important market.
Through these efforts, SpectraLink now works with more than half of the top 20 hotel ownership groups, as well as some of the world’s most luxurious boutique hotel properties. Our primary focus is on full-service hotels and casinos throughout the world. To-date, our main competitor describes its value with its push-to-talk feature and low initial cost of deployment. However, we win many of the head-to-head bids because of our higher quality of service, our rich integration capabilities, our own push-to-talk option, and the lower total cost of ownership derived from a capital purchase versus an airtime subscription model. We will continue to establish relationships and pursue business opportunities that will help us penetrate into this important and growing market.
I’ve spoken to you before about applications integration and delivering more than just dial-tone to our customers. This year, we’ve delivered on this front through several strategic moves. Our partnership with GlobeStar Systems where we provided a development license and agreed to supply SpectraLink building block components to jointly market and sell the ConnexASSIST wireless call solution for retail customers is one such case. With the ConnexASSIST call button, retailers can enhance the customer experience through immediate response to customer inquiries, helping retailers convert those inquiries into sales. For SpectraLink, the ConnexASSIST provides us with a more complete retail solution that drives incremental infrastructure sales.
On the international front, we have signed on a number of integrators who have successfully supplied applications in conjunction with our Wi-Fi and DECT systems; notably COBS AB (Sweden), NewVoice International (Switzerland), ATT AG (Switzerland) and FCS Computer Systems (Hong Kong and Malaysia). These companies provide custom solutions to end-users that principally cover the hospitality, healthcare and security markets. Together with these companies and our North American-based partners Emergin and GlobeStar, we enable customers to connect third-party messaging applications with SpectraLink and KIRK systems for real-time message notification. Through companies like COBS and FCS, we have won major healthcare and hospitality deals in the European and Asian markets.
OEMs continue to be a critical factor in both our domestic and international markets. We experienced softness in our OEM sales in the second quarter due in part to the slowness in the international Wi-Fi uptake as well as changes in supply chain management process at one of our biggest partners. In addition, as I stated at the outset, we believe international orders slowed due to the new RoHS regulations. I’m pleased to report that SpectraLink has been shipping RoHS-compliant products since late in the second quarter. As a result, we are optimistic that international OEM shipments will further improve in the second half of the year.
Early in the year, I set an expectation that we would have eight new product releases. On the last call, we discussed four new products, including three DECT handsets and related infrastructure for the North American market, as well as the Link 6020 handset.
This past quarter, SpectraLink and GlobeStar Systems announced the jointly marketed ConnexASSIST wireless call button that I mentioned earlier.
I’ve also referenced the Federal Information Processing Standard Publication 140-2, also know as FIPS 140-2, on earlier calls. SpectraLink is now registered on the FIPS pre-validation list and is prepared to offer the high level of Wi-Fi security required by the public sector. This listing puts us one step closer to final validation, and we expect to be shipping FIPS-compliant product in the second half of this year.
In Europe, we recently announced the KIRK Wireless Server 600v3, a cost-effective and highly scalable solution that offers wireless IP telephony via DECT infrastructure for customers running VoIP over Cisco CallManager, H.323 or a SIP server. We expect to bring this product to North America as market demand develops.
With these deliveries, and other development projects that are nearing completion, we have begun to significantly reduce the front-loaded engineering expenses that I guided you would see in the first half of 2006. Reductions will continue in the second half of the year as we move toward more traditional SpectraLink R&D expenditure levels as a percent of revenue.
We remain committed to standards and interoperability. Last week, we announced our tenth VIEW Certification partner, Colubris, a true testament to our position as the leader in Wi-Fi telephony.
One note on the personnel front, Jill Kenney has decided to return to university to pursue a law degree beginning with the next semester. Effective August 31st Jill will step down as executive vice president for sales and marketing and corporate officer and take on a part time role reporting to me to assist with our integrated worldwide market strategy. Gary Mead, our vice president for market development will relocate to the United States and take on Jill’s sales leadership responsibilities on an interim basis until a successor is named.
I will close with a brief discussion of our observations of the competitive landscape. As you know, we closely monitor our competition, and I firmly believe we are continuing to lead the industry. For example, one competitor introduced both Wi-Fi and 1.9 GHz DECT products in the first half of this year. We feel that this further validates the market opportunity for both technologies. Others are attempting to broaden the choices in radio technologies supported, but no one today offers the deep integration with multiple PBX vendors or the high levels of interoperability with wireless LAN partners that SpectraLink has achieved. Nor do they have the strategic channel partnerships necessary to reach both the vertical and horizontal enterprise markets by leveraging these integration capabilities.
In fact, we’ve had several “competitive knockouts” this quarter, including head-to-head wins over our top three competitors. Based on customer feedback, we are confident our success is directly attributable to our strong integration and interoperability capabilities across many platforms. We intend to maintain our market leadership position by appropriately leveraging our expertise and partnerships as the wireless telephony market continues to evolve.
At this point, I’ll turn the call over to Ernie, who will cover the financial results in detail.
Ernie Sampias
Thank you, John.
Consolidated revenue for the second quarter of 2006 was $35.3 million, resulting in an 11% increase over pro forma consolidated revenue in the second quarter of 2005. Of this total, SpectraLink standalone contributed $27.1 million, representing strong second quarter year-over-year growth in revenue of 23%. This is appreciable growth especially considering that we ended the quarter with about $1.3 million in backlog for our newly released Link 6020 handset.
The KIRK group, including KIRK telecom and KIRK scantel, contributed $8.2 million this quarter, which represents a decrease of 16% year-over-year when compared to pro forma revenue for the same time last year. Of the decline, $3 million is attributable to a decline in North American OEM revenues.
Second quarter GAAP net income was $82 thousand, or 0 cents in GAAP earnings per diluted share. Non-GAAP net income, which excludes amortization of intangibles associated with the KIRK acquisition and share-based compensation related to FAS123R, was $1.4 million or 7 cents earnings per diluted share. For the second quarter of 2005, consolidated pro forma net income was $2.3 million, or 12 cents pro forma earnings per diluted share, on pro forma revenue of $31.9 million.
GAAP loss per diluted share for the six months ended June 30, 2006, was 12 cents on a net loss of $2.4 million on revenue of $69.3 million. Non-GAAP net income for this period was $2.1 million or 11 cents earnings per diluted share. The adjustments to derive non-GAAP net income for the six months ended June 30, 2006, included amortization of intangibles associated with the KIRK acquisition and stock option expensing related to FAS123R, as well as purchased in-process R&D related to the KIRK acquisition recognized in Q1. For the six months ended June 30, 2005, pro forma GAAP earnings per diluted share were 8 cents on net income of $1.5 million and revenue of $61.6 million.
Our distribution channels were responsible for approximately 47% of consolidated quarterly product sales, OEM partners contributed approximately 34% of product sales, and the balance of 19% was met through our direct sales team.
In evaluating our performance within our target markets, one factor we monitor is the number of large deals that we close in a quarter. In Q2, we had one large product deal that was greater than $500,000. This deal slightly exceeded $1 million and was in the retail sector. The retail sector often has large deals because of the multiple locations of individual customers. If the parent company makes a decision to deploy wireless telephony, installations are often widespread.

The only 10% customer this quarter was one of our OEM partners.
Our Services business continues to grow, reaching record levels again this quarter and contributing $7.6 million or 22% of consolidated revenue in Q2. This contribution primarily came from the SpectraLink organization as a result of strength in the base business with the added effect of expanded support offerings and installation services. We continue to develop KIRK’s services business to provide a strong global offering for the DECT products. We expect to see contributions from this growing business opportunity later this year.
The mix between Link Wireless Telephone Systems, NetLink Wireless Telephones and KIRK DECT systems sales once again favored NetLink. NetLink accounted for 37% of product sales, delivering $10.3 million in revenue; Link sales contributed $9.5 million to revenue, accounting for 34% of product sales; and KIRK DECT systems made up the balance with $7.9 million in revenue or 29% in product sales.
NetLink sales continue to show strong growth. This is the third consecutive quarter that NetLink sales have exceeded Link sales. As John said earlier, we believe the continued increase in NetLink sales indicates that wireless LAN deployments are on the rise. Going forward, the expanded penetration into KIRK’s worldwide distribution network will help drive international sales of our NetLink products.
Overall non-GAAP consolidated gross margin was 57.1% in the second quarter, in the middle of our guided range of 55 to 60%. This is down slightly from last quarter partly because of the higher percentage contribution from our service business that carries a lower gross margin and partly because of strong NetLink sales. Both NetLink and the KIRK DECT products carry a lower gross margin than our Link product, and as product mix shifts, gross margin is affected. Additionally, this quarter saw a shift in our OEM and retail mix which also served to reduce gross margin.
Consolidated non-GAAP R&D expense accounted for 16.5% of second quarter revenue, down as a percent of revenue when compared to Q1 of 18.5%, and higher than the 11.6% of pro forma Q2 2005 revenue. This year-over-year increase was due to the aggressive schedule of new product introductions in 2006. We expect to see R&D as a percent of revenue continue to decline substantially now that we have launched many new products and are winding down our investments in additional product platforms. Costs will decline as we wrap up the development process for these new products and are able to release our engineering contractors and temporary staff. In addition, our capital expenditures are expected to decline as our major capital projects are substantially completed.
Consolidated non-GAAP Sales and Marketing expense was 25% of total quarterly revenue, the same as last quarter and slightly higher compared to 24% of pro forma revenue in Q2 2005.
Non-GAAP G&A expense as a percent of consolidated quarterly revenue declined to 9.1% this quarter when compared with 10.7% last quarter. Pro forma G&A expense for the same period last year was 8.8% of pro forma revenue.
Total consolidated non-GAAP operating expenses for the quarter were 50%, down from 52% last quarter. This compares to non-GAAP pro forma total consolidated operating expenses of 44% of revenue for Q2 of 2005.

Our stated goal is to manage our operating expenses back in-line with SpectraLink’s historical run rates as a percent of revenue. To that end, we achieved a decline in R&D and G&A expenses as a percent of revenue from last quarter. As we finalize the delivery of several new products in the coming months, we expect our engineering expenses to continue to drop by nearly half a million dollars or so per quarter for the remainder of the year.
The total of cash, cash equivalents and investments as of June 30, 2006, was $16.4 million compared to $22.0 million at March 31, 2006. Our cash balance declined as we increased inventory to support our new product offerings and we paid down $1 million in outstanding debt resulting from the KIRK acquisition.
Net inventory at June 30, 2006, was $18.9 million. This is an increase over the $15.9 million of net inventory at March 31, 2006. This increase was related to our new Link product, raw material purchases related to RoHS, a last time buy of material to support service on an older NetLink product, and additional battery cell purchases to address supplier delivery problems which we expect to occur around the holiday season. We expect consolidated inventory to decline by approximately $1 million next quarter as we begin to move our new products to market.
Days-sales-outstanding for the SpectraLink stand-alone entity decreased from 60 days ending Q1 to 58 days this quarter because of fewer shipments to our OEM partners who have longer payment terms.
Deferred revenue has grown over the past few quarters and now exceeds $10 million primarily because our maintenance contracts are increasing faster than we are amortizing these contracts. This is a reflection of a strong, growing service business and we should see this contribution to revenue rollout over the next twelve months.
This quarter, we paid down $1 million of our debt revolver and added a $10 million term note that was used to reduce our revolver. We expect to pay down approximately $6 million in debt over the next 12 months, thus gradually reducing the debt service cost of approximately $300 thousand per quarter.
Although our share repurchase program remains in place with 1.3 million shares authorized for repurchase, our credit facility covenants effectively preclude our use of cash for share repurchases.
We had 19.3 million shares outstanding at quarter end. This is a slight increase over last quarter due to the exercise of employee stock options.
The GAAP effective tax rate for the company was 41.2% in the quarter. Our non-GAAP effective tax rate for the quarter was 37.7%. We believe the annual non-GAAP effective tax rate will be 35 to 39% for the consolidated company depending upon the blend of foreign versus U.S. taxable income and any R&D tax credits that Congress may enact.
At our annual shareholder meeting in May, we were pleased that our shareholders ratified a new equity incentive plan for SpectraLink. This approval is important because it authorizes us to shift equity compensation for employees from stock options to restricted shares. We plan to issue the restricted shares at a 1 to 4 ratio compared to stock options in the past, thus helping to reduce overall earnings dilution.

The reconciliation between GAAP and non-GAAP for the second quarter is:
•	GAAP net income was $82,000 or zero cents per diluted share

•	We added back:
Share based compensation from stock options equal to $942,000; and
Amortization of intangible assets of $1.1 million.
•	These adjustments yielded non-GAAP pre-tax income of $2.2 million. We tax affected this amount by 37.7%.

•	To arrive at non-GAAP net income of $1.4 million or 7 cents per diluted share.
The reconciliation between GAAP and non-GAAP for the first six months is:
•	GAAP net loss was $2.4 million or 12 cents per diluted share

•	We added back:
Share based compensation from stock options equal to $1.7 million;
Amortization of intangible assets of $2.3 million; and
Purchased in-process R&D of $2.0 million.
•	These adjustments yielded non-GAAP pre-tax income of $3.4 million. We tax affected this amount by 37.7%.

•	To arrive at non-GAAP net income of $2.1 million or 11 cents per diluted share.
Our GAAP effective tax rate is 41.2% for the year. The non-GAAP effective tax rate of 37.7% is derived by eliminating estimated, annual amortization of intangibles and FAS 123R expense from pre-tax income in our calculation of an annual effective tax rate for non-GAAP purposes.
Now I will turn the call back over to John.
John Elms

Thanks, Ernie. At this point, I’d like to review guidance for the remainder of the year.
Based on the opportunities in front of us, and the fact that in the last two years second-half revenues have grown between 28 and 29% over first-half revenues, we are optimistic that the second half of the year will show strong sequential growth. That said, we do see reason for caution should our OEM sales from one of our largest partners remain soft both in the Americas and the rest of world. However, at this point we remain comfortable with our existing revenue guidance of $150-160 million for the full year, albeit at the lower end of this range.
In an effort to provide clear and direct guidance, we will outline non-GAAP guidance that is consistent with the majority of the models created by our investors and analysts. In this annual guidance, we are excluding the one time charge from the first quarter of $2.0 million for purchased in-process R&D, amortization of intangibles related to the KIRK acquisition of $4.5 million and FAS123R share-based compensation of $3.6 million.
The non-GAAP gross margin excluding the affects of FAS123R should be in the range of 55-60%.
Full-year 2006 operating expenses as a percentage of net sales on a non-GAAP basis are expected to be 23-24% for Sales and Marketing, 13-14% for R&D, and 9-10% for G&A.
We have implemented an aggressive cost containment effort because of the higher than historic operating expenses primarily due to increased R&D and G&A expenses. In addition, we are looking closely at capital expenditures and delaying capital projects where possible.

In closing, I’d like to reinforce my satisfaction with the results for the second quarter of 2006. We began shipping the Link 6020 handset, which was extremely well received by the marketplace. We once again saw increased uptake of our NetLink product, reaffirming that wireless LANs are becoming more prevalent within the enterprise. And finally, we continue to gain traction in both our traditional and emerging vertical markets.
Our plans to focus on our core vertical markets, to emphasize applications integration, and to build upon our OEM relationships are on track. We remain optimistic about revenue growth as we move into the second half of this year and are implementing reductions in operating expenses to a level more in-line with historical SpectraLink levels. We continue to work closely with our customers and partners to deliver industry-leading products to the market. As we move in the second half of the year, we look forward to gaining additional momentum as the leaders in workplace wireless telephony.
Thank you for joining us today. I’ll turn the call back over to the operator for questions now.
Ernie Sampias — At the end of Q&A
I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.
Goodbye.